EXHIBIT 3(b)

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (the “First Supplemental Indenture”) is entered into as of the __th day of July, 2025, by and among Red Oak Capital Fund VII, LLC, a Delaware limited liability company (“Company”), and UMB Bank, N.A., in its capacity as indenture trustee under the Indenture (as defined below) (“Trustee”).

RECITALS:

A. Grantor and Trustee are parties to that certain Indenture dated as of _____________, 2024 (the “Indenture”), with respect to the 8.0% Series A Unsecured Bonds issued by the Company (as defined therein).

B. The parties wish to modify the Indenture to provide that, as of October 1, 2025, the interest rate applicable to such Bonds, whether issued prior or subsequent to the date of this First Supplemental Indenture, shall increase to 9.00% per annum for the initial term and any renewal term thereafter.

AGREEMENT:

NOW, THEREFORE, it is hereby agreed as follows:

1. The Indenture is hereby amended by replacing Exhibit A of the Indenture with the Form of Bond attached hereto as Exhibit A.

2. Except as otherwise provided herein, all of the provisions of the Indenture are hereby ratified and confirmed, and shall remain in full force and effect.

3. This First Supplemental Indenture may be executed in multiple counterparts, each of which shall be an original, but all of which together shall constitute one (1) instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this First Supplemental Indenture as of the day and year first above written.

COMPANY RED OAK CAPITAL FUND VII, LLC

By:
Name:
Title:

TRUSTEE

UMB BANK, N.A.

By:
Name:
Title:

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EXHIBIT A

Form of Bond

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